BRADLEY PHARMACEUTICALS, INC.
                        CONDENSED CONSOLIDATED
                       STATEMENTS OF CASH FLOWS
                             (UNAUDITED)

                                                     Six Months Ended
                                                          June 30,
                                                ----------------------------
                                                    2002            2001
                                                ------------    ------------

Cash flows from operating activities:
Net income                                     $   3,516,298   $     852,282
Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities
    Depreciation & amortization                      556,152         534,750
    Deferred income taxes                                228          39,697
    Tax benefit due to exercise of
      non-qualified options and warrants             369,744            -
    Noncash compensation for consulting
      services                                        85,586         159,158
    Changes in operating assets and
      liabilities
        Accounts receivable                          476,063       2,510,763
        Inventory and prepaid samples and
          materials                                  (33,852)         59,182
        Prepaid expenses and other                  (146,013)        (16,665)
        Accounts payable                            (823,624)       (794,047)
        Accrued expenses                            (129,823)       (368,859)
        Income taxes payable                        (276,609)        110,822
                                               -------------    ------------

Net cash provided by operating activities          3,594,150       3,087,083
                                               -------------    ------------

Cash flows from investing activities:
  Investments in trademarks, and
    other intangible assets                             -             (9,698)
  Purchase of property & equipment                  (130,423)       (175,192)
  Proceeds from short-term investments             9,088,731            -
  Purchase of short-term investments              (6,514,843)     (2,200,000)
                                               -------------    ------------
Net cash provided by (used in)
  investing activities                             2,443,465      (2,384,890)
                                               -------------    ------------


Cash flows from financing activities:
  Payment of notes payable                           (69,132)       (245,874)
  Payment of revolving credit line, net                 -           (552,649)
  Proceeds from exercise of stock options
    and warrants                                     220,237          67,123
  Payment of registration costs                     (110,057)           -
  Purchase of treasury shares                         (7,183)         (9,199)
Distribution of treasury shares                       56,818          46,508
                                               -------------    ------------
Net cash provided by (used in)
  financing activities                                90,683        (694,091)
                                               -------------    ------------

Increase in cash and cash equivalents              6,128,298           8,102

Cash and cash equivalents at
  beginning of period                             10,337,214         453,200
                                               -------------    ------------

Cash and cash equivalents at
  end of period                               $   16,465,512   $     461,302
                                               =============    ============



                                   (Continued)

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